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                                 Exhibit 99.1


                             FOR IMMEDIATE RELEASE

   BOSTON LIFE SCIENCES RAISES $8 MILLION TO FUND CLINICAL PROGRAMS IN ANTI-
           ANGIOGENESIS AND ATTENTION DEFICIT HYPERACTIVITY DISORDER

September 22, 1999, Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that a placement of $8 million in convertible debentures has been completed by H.C. Wainwright & Co., the Company's financial advisor, in a transaction with a single institutional investor.

The Company's CEO and President, David Hillson commented, "Our goal of rapid clinical development of Altropane for the additional indication of Attention Deficit Hyperactivity Disorder (ADHD), the advancement of our anti-angiogenesis agent into human trials in early 2000, plus our intention to expand the program of cytokine regulation under Professor Laurie Glimcher, have made it desirable to further strengthen our financial resources."

"Given the positive results obtained in our Physician's Sponsored ADHD trial recently completed, and the multi-faceted potential of Prof. Glimcher's work in cytokine, T-cell regulation as evidenced by our new collaborative relationship with Pfizer, we want to enhance the advancement of these programs and thus our potential ability to conclude joint ventures with larger partners who can bear the considerable cost of late stage clinical trials."

"In the case of Troponin, we believe that it is especially important to obtain results in humans as quickly as possible. While our burn rate has remained at roughly $7 million annually over the last several years (including 1999), we now expect to see a moderate increase for 2000 given the progression of our technology. This placement will give us about $18 million in cash with which to start the new millenium."

"A portion of the proceeds of the placement is to be set aside for the redemption of the Company's Series C Preferred Stock (to the extent that some of this issue remains unconverted over the months ahead). The timing of the use of funds for this purpose will depend upon market conditions," added Mr. Hillson.

Terms of Convertible Debentures

The debentures, due on September 20, 2003, are convertible into common stock at a conversion price of $5.25 and will accrue interest at 8% per annum payable in shares of common stock. A total of 1,680,000 warrants were also issued in two classes, the first ("class A") are exercisable to purchase 960,000 shares of common stock at $5.75; the second ("class B") are exercisable to purchase 720,000 shares of common stock at $8.25. The Company is obligated to file a registration statement covering resales of common stock issuable upon conversion of the debentures and exercise of the warrants within 30 days of closing.

At any time following the first anniversary of the transaction, the Company may redeem the debentures in whole or in part for cash at the par value and the issuance of additional warrants, subject to the purchasers' right to convert into common stock at the then conversion price.

For complete details of the financing described above, investors should read the current report on Form 8-K to be filed with the Securities and Exchange Commission.
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About Boston Life Sciences, Inc.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. Products awaiting FDA review, in clinical trials or in preclinical development by BLSI include Therafectin(R) for the treatment of Rheumatoid Arthritis; Troponin I, an anti-angiogenic factor for the treatment of solid tumor metastases; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder (ADHD); AF-1 for the potential treatment of stroke and spinal cord injury; fusion toxins for the treatment of adenocarcinomas, allergies, and multiple sclerosis and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

This release contains forward-looking statements which, as such, involve risks and uncertainties by which actual results may vary materially from these expectations. Readers are referred to the documents filed by Boston Life Sciences, Inc., specifically the Company's annual report on Form 10-K/A for the year ended December 31, 1998, and recent quarterly and periodic reports which identify important risk factors that could cause actual results to differ from those contained in any forward-looking statements. Statements made in this press release regarding the expected timing and results of clinical trials, the potential expansion of any existing programs, discussions with potential partners and projections regarding financial expenditures are forward-looking statements. Meaningful factors that may affect these statements include: the results of scientific data from clinical trials and delays in the regulatory or development processes; the outcome of any discussions with potential partners and the required level of financial expenditures. The Company undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information

Media Contact              Analyst Contact          Boston Life Sciences, Inc.
Jim Weinrebe               Neil Berkman             David Hillson
Lauren Arnold              Neil Berkman Associates  President & Chief Executive Officer
Schwartz Communications    310.277.5162             617.425.0200
781.684.0770                                        www.bostonlifesciences.com